FOR IMMEDIATE RELEASE                                        Contact:                  Zac Nagle
October 24, 2012                                                                                                Vice President,
Investor Relations and Communications
713-753-5082

Rob Kukla, Jr.
Director, Investor Relations
713-753-5082

KBR ANNOUNCES THIRD QUARTER 2012 RESULTS

▪	Earnings per diluted share of $0.65 on an adjusted, non-GAAP basis

▪
Loss per diluted share of $0.55 on a GAAP basis includes a non-cash goodwill impairment charge at the Minerals Business Unit, related to the Roberts & Schaefer acquisition in the amount of $1.20 per diluted share

▪	Job income up 13%, a 410 basis point margin improvement year-over-year

▪	Strong backlog of $14.8 billion, up 27% year-over-year

▪	2012 earnings per diluted share guidance unchanged at $2.60 to $2.80, excluding the impairment charge

HOUSTON, Texas – KBR (NYSE:KBR) announced today that third quarter 2012 net income attributable to KBR was $97 million on an adjusted, non-GAAP basis, or $0.65 per diluted share, compared to net income attributable to KBR of $93 million on an adjusted, non-GAAP basis, or $0.62 per diluted share, in the third quarter of 2011.

On a GAAP basis, third quarter 2012 net loss attributable to KBR of $81 million, or $0.55 per diluted share, includes a non-cash goodwill impairment charge of $178 million, or $1.20 per diluted share, related to a market assessment of the Minerals Business Unit. Third quarter 2011 net income attributable to KBR of $185 million, or $1.22 per diluted share, includes discrete tax benefits of $92 million, or $0.60 per diluted share, related to an arbitration award in favor of Barracuda & Caratinga Leasing Company B.V. as well as a deferred tax liability release for KBR’s share of an Australian rail investment.

Tables reconciling net income, EPS, and effective tax rates excluding the goodwill impairment charge to generally accepted accounting principles (“GAAP”) results are attached to this release. This release and the accompanying tables are available on the investor relations section of KBR’s website at www.kbr.com.

Consolidated revenue in the third quarter 2012 was $2.0 billion compared to $2.4 billion in the third quarter of 2011. Operating loss in the third quarter 2012 was $11 million compared to operating income of $138 million in the prior year third quarter.

“The emergence of North American shale gas resources is a net positive development for KBR; however, over the past several quarters we have witnessed a severe reduction in solid fuel materials handling prospects in North America that has triggered KBR writing down goodwill from our 2010 acquisition of Roberts & Schaefer.  If we look beyond the goodwill impairment, and despite some headwinds at our U.S. Construction Business Unit and a legacy Roberts & Schaefer project, I am extremely pleased with KBR’s continued strong financial and operating performance this quarter,” said Bill Utt, Chairman, President, and Chief Executive Officer of KBR. “We continue to see significant new project opportunities across all of our Business Units and remain confident in KBR’s ability to continue to execute our projects successfully going forward.”

Business Discussion (All comparisons are third quarter 2012 versus third quarter 2011, unless otherwise noted).

Hydrocarbons Results

Hydrocarbons revenue was $1.1 billion, flat with the prior year. Hydrocarbons job income was $219 million, up $105 million, or 92%.

•
Gas Monetization job income was $147 million, up $95 million, or 183%, primarily related to strong project execution and incremental progress on a number of LNG projects as well as the resolution of several outstanding issues on an LNG project nearing completion. Partially offsetting this increase was lower work volumes on a GTL project which is essentially complete.

•
Oil and Gas job income was $29 million, up $2 million, or 7%, primarily related to higher work volumes on the Shah Deniz FEED and Quad 204 detailed design projects as well as work on the recently awarded FPSO project in Angola. Partially offsetting the increase was the completion or near completion of several projects.

•
Downstream job income was $13 million, down $5 million, or 28%, primarily related to the completion of engineering on a refinery project in Africa. Partially offsetting the decrease was increased profits from projects in the United States and the KBR-AMCDE entity in Saudi Arabia.

•
Technology job income was $30 million, up $13 million, or 76%, primarily related to several license and engineering projects in Russia, Uzbekistan and the United States and the completion of an ammonia license and basic engineering contract in Venezuela. Partially offsetting the increase was the completion of ammonia projects in Indonesia and India.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $433 million, down $443 million, or 51%. IGP job income was $62 million, down $55 million, or 47%.

•
North American Government and Logistics (NAGL) job income was $19 million, down $42 million, or 69%, primarily related to the completion of operations under the LogCAP III contract in Iraq and the $22 million award fees received in the third quarter of 2011 which did not reoccur in the third quarter of 2012. Partially offsetting the decrease was increased income related to the LogCAP IV contract, including the U.S. Department of State project.

•
International Government, Defence and Support Services (IGDSS) job income was $25 million, down $3 million, or 11%, primarily related to lower activity on the Afghanistan ISP project. Partially offsetting the decrease was increased income related to mining field camp work in Africa and the Allenby & Connaught project.

•	Infrastructure job income was $15 million, flat with the prior year.

•
Power and Industrial (P&I) job income was $7 million, down $2 million, or 22%, primarily related to lower work volume from the completion of a waste-to-energy refurbishment project and lower engineering activity on a coal gasification project. Partially offsetting the decrease was increased activity on a waste-to-energy expansion project and a cellulosic fiber project.

•
Minerals job loss was $4 million, down $8 million, or 200%, primarily related to lower volume and an $8 million charge as a result of updated cost and schedule estimates on a legacy EPC project scheduled for completion in March 2013.

Services Results

Services revenue was $419 million, up $49 million, or 13%. Services job income was $15 million, down $16 million, or 52%, primarily related to approximately $21 million in charges due to increased cost estimates to complete two projects in U.S. Construction. Partially offsetting the decrease was increased activity on several projects in Canada and KBR’s MMM Mexican joint venture.

Ventures Results

Ventures job income was $14 million, up $5 million, or 56%, primarily related to higher ammonia prices at the EBIC ammonia plant in Egypt.

Corporate

Corporate general and administrative expense was $56 million, down $5 million, or 8%, primarily related to the company’s continued focus on prudent cost management.

Total cash provided by operating activities in the third quarter of 2012 was $44 million.

The effective tax rate for the third quarter 2012 was approximately 28% excluding the non-cash goodwill impairment charge.

During the third quarter of 2012, KBR had share repurchases of $11 million, capital expenditures of $20 million, pension contributions of $8 million, and quarterly dividend payments of $7 million for total cash deployment of $46 million.

Full Year 2012 Guidance

▪	Earnings per diluted share guidance unchanged at $2.60 to $2.80, excluding the goodwill impairment.

Significant Achievements and Awards

▪
KBR was awarded a contract by Statoil Tanzania AS (Statoil) to perform pre-front end engineering and design (pre-FEED) studies for a prospective LNG facility in Tanzania, East Africa. The pre-FEED study is designed to help Statoil further assess the viability of developing an LNG facility to export natural gas from this East African region. The project is expected to be completed during 2013.

▪
KBR was awarded a General Works Contract for phase two construction at a raw gas processing and compression facility near Dawson Creek, British Columbia. KBR’s Canadian subsidiary, KBR Wabi, will execute construction and related site support for the expansion of the facility, increasing the existing capacity to 100 million standard cubic feet per day.

▪
KBR was awarded a FEED contract to perform work for the topsides and hull associated with a new-build, double-sided, single-bottom hull Floating Production Storage and Offloading (FPSO) vessel. The FPSO will be located offshore Angola and FEED is scheduled to start immediately, with a duration of 12 months. The topsides will utilize a single train designed to process 80,000 barrels of oil per day and 90 million standard cubic feet per day at an export pressure of 3,500 psi. Services for the project will be based out of KBR’s offices in Houston, Gothenburg and Luanda.

▪
KBR was awarded a contract by Iowa Fertilizer Company, a wholly-owned subsidiary of Orascom Construction Industries, to provide licensing, engineering services and proprietary equipment for its grassroots fertilizer plant in Southeastern Iowa. The plant will be the first world-scale ammonia plant built in the United States in nearly 25 years. The plant will be designed using KBR’s Purifier technology, which has demonstrated higher reliability than conventional designs and offers the lowest proven energy consumption in the industry.

▪
KBR was awarded a license and engineering contract by Ohio Valley Resources LLC to execute a front-end engineering design (FEED) package to develop an EPC proposal for a fertilizer complex in Spencer County, Indiana.  Other potential sites are also being evaluated. This project will include design of the main ammonia process units by KBR featuring KBR’s proprietary Purifier™ ammonia process technology which has demonstrated higher reliability than conventional designs and offers the lowest proven energy consumption in the industry. KBR will also design the plant utilities and other supporting units for the facility.

▪
KBR’s subsidiary GVA has signed a license agreement with Daewoo Shipbuilding & Marine Engineering Co Ltd in Korea for the fabrication of its GVA 4000NCS, CatD Drilling Unit. The concept for the unit is tailor-made by the industry for Statoil primarily for drilling production and well completion in mature fields.

▪
KBR’s wholly-owned subsidiary KBR Federal Services was awarded the U.S. Naval Facilities (NAVFAC) Engineering Command construction contract for the aircraft logistics apron, taxiway enhancement and parking pads upgrade at Camp Lemonnier, Djibouti, in the Horn of Africa. The contract will expand the enduring apron and allow parking for two aircraft, as well as connect overhead mast lighting, connect fire protection hydrants and water distribution, and extend and widen three taxiways in order to reconfigure the Camp Lemonnier aircraft parking arrangement.

KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, government services, minerals, civil infrastructure, power, industrial, and commercial markets. For more information, visit www.kbr.com.

NOTE: The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control, that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from Halliburton Company; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR’s Annual Report on Form 10-K dated February 22, 2012, recent Current Reports on Forms 8-K, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Nine Months Ended September 30, 2012	Nine Months Ended September 30, 2011
Revenue:		
Hydrocarbons	$ 3,357	$ 3,269
Infrastructure, Government and Power	1,442	2,621
Services	1,192	1,212
Ventures	47	48
Other	17	15
Total revenue	6,055	7,165
Business group income (loss):		
Hydrocarbons	427	309
Infrastructure, Government and Power	(82)	211
Services	28	43
Ventures	30	30
Other	3	6
Total business group income	406	599
Unallocated costs:		
Labor cost absorption	(13)	15
General and administrative	(163)	(163)
Operating income	230	451
Interest expense, net	(6)	(13)
Foreign currency gains, net	-	4
Other non-operating expense	(1)	-
Income before income taxes and noncontrolling interests	223	442
Provision for income taxes	(73)	(7)
Net income	150	435
Net income attributable to noncontrolling interests	(36)	(45)
Net income attributable to KBR	$ 114	$ 390
Net income attributable to KBR per share:		
Basic	$ 0.77	$ 2.57
Diluted	0.76	2.55
Basic weighted average shares outstanding	148	151
Diluted weighted average shares outstanding	149	152
Cash dividends declared per share	$ 0.15	$ 0.15

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions) (Unaudited)

September 30, 2012		December 31, 2011
Assets				
Current assets:				
Cash and equivalents	$	846	$	966
Receivables:				
Accounts receivable, net of allowance for bad debts of $14 and $24		1,287		1,227
Unbilled receivables on uncompleted contracts		763		435
Total receivables		2,050		1,662
Deferred income taxes		256		297
Other current assets		460		517
Total current assets		3,612		3,442
Property, plant and equipment, net of accumulated depreciation of $352 and $364		380		384
Goodwill		779		951
Intangible assets, net		102		113
Equity in and advances to related companies		250		190
Noncurrent deferred income taxes		146		128
Noncurrent unbilled receivables on uncompleted contracts		312		313
Other noncurrent assets		137		152
Total assets	$	5,718	$	5,673
Liabilities and Shareholders' Equity				
Current liabilities:				
Accounts payable	$	878	$	761
Due to former parent, net		57		53
Advanced billings on uncompleted contracts		492		626
Reserve from estimated losses on uncompleted contracts		19		22
Employee compensation and benefits		202		226
Current non-recourse project-finance debt of a variable interest entity		11		10
Other current liabilities		625		586
Total current liabilities		2,284		2,284
Noncurrent employee compensation and benefits		446		470
Noncurrent non-recourse project-finance debt of a variable interest entity		87		88
Other noncurrent liabilities		160		177
Noncurrent income tax payable		80		141
Noncurrent deferred tax liability		89		71
Total liabilities		3,146		3,231
KBR shareholders' equity				
Preferred stock		-		-
Common stock		-		-
Paid-in-capital in excess of par		2,043		2,005
Accumulated other comprehensive loss		(541)		(548)
Retained earnings		1,699		1,607
Treasury stock		(603)		(569)
Total KBR shareholders' equity		2,598		2,495
Noncontrolling interests		(26)		(53)
Total shareholders' equity		2,572		2,442
Total liabilities and shareholders' equity	$	5,718	$	5,673

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

Revenue:	Three Months Ended September 30, 2012	September 30, 2011	June 30, 2012
Hydrocarbons:			
Gas Monetization	$ 808	$ 831	$ 809
Oil and Gas	118	117	135
Downstream	137	136	131
Technology	56	38	47
Total Hydrocarbons	1,119	1,122	1,122
Infrastructure, Government and Power			
North American Government and Logistics	156	586	173
International Government, Defence and Support Services	84	93	93
Infrastructure	65	63	68
Minerals	49	79	62
Power and Industrial	79	55	95
Total Infrastructure, Government and Power	433	876	491
Services	419	370	425
Ventures	18	14	15
Other	3	5	9
Total revenue	$ 1,992	$ 2,387	$ 2,062
Business group income (loss):			
Hydrocarbons:			
Gas Monetization	$ 147	$ 52	$ 94
Oil and Gas	29	27	38
Downstream	13	18	13
Technology	30	17	19
Total job income	219	114	164
Gain on sales of assets	-	1	-
Divisional overhead	(28)	(26)	(33)
Total Hydrocarbons	191	89	131
Infrastructure, Government and Power:			
North American Government and Logistics	19	61	5
International Government, Defence and Support Services	25	28	26
Infrastructure	15	15	16
Minerals	(4)	4	6
Power and Industrial	7	9	10
Total job income	62	117	63
Impairment of goodwill	(178)	-	-
Loss on sales of assets	-	(1)	-
Divisional overhead	(33)	(38)	(35)
Total Infrastructure, Government and Power	(149)	78	28
Services:			
Job income	15	31	29
Divisional overhead	(15)	(16)	(13)
Total Services	-	15	16
Ventures:			
Job income	14	9	10
Divisional overhead	(1)	(1)	-
Total Ventures	13	8	10
Other:			
Job income	1	5	5
Loss on sales of assets	-	-	(2)
Impairment of long-lived assets	(2)	-	-
Divisional overhead	(1)	(2)	(1)
Total Other	(2)	3	2
Total business group income	$ 53	$ 193	$ 187

  KBR, Inc.: Revenue and Operating Results by Business Unit
(Millions)(Unaudited)

 KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Backlog related to unconsolidated joint ventures is presented as KBR’s percentage ownership of the joint venture’s estimated revenue. However, because these projects are accounted for under the equity method, only KBR’s share of future earnings from these projects will be recorded in revenue. Our backlog for projects related to unconsolidated joint ventures totaled $5.7 billion, $5.6 billion and $1.7 billion at September 30, 2012, June 30, 2012, and December 31, 2011, respectively. Our backlog related to consolidated joint ventures with noncontrolling interest totaled $2.7 billion, $2.9 billion and $3.4 billion at September 30, 2012, June 30, 2012, and December 31, 2011, respectively.

As of September 30, 2012, 40% of our backlog was attributable to fixed-price contracts and 60% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of September 30, 2012, June 30, 2012, and December 31, 2011.

(b)	Backlog attributable to unfunded government orders was $0.1 billion, $0.1 billion and $0.4 billion as of September 30, 2012, June 30, 2012, and December 31, 2011, respectively.

KBR, Inc.: Reconciliation of EPS Adjusted for Non-cash Goodwill Impairment in 2012 and Discrete Tax Benefits in 2011
(GAAP Reported to Adjusted Non-GAAP)
(Millions, except per share data) (Unaudited)

The presentation of non-GAAP measures is intended to enhance the usefulness of financial information by providing measures which KBR management uses internally to evaluate our performance on a comparable basis.  Presented below are reconciliations of the reported GAAP results to the non-GAAP measures.

KBR, Inc.: Reconciliation of Effective Tax Rate as Calculated to Adjusted Effective Tax Rate
Excluding Non-cash Goodwill Impairment
(GAAP Reported to Adjusted Non-GAAP)
(Millions, except per share data) (Unaudited)